EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment to Registration Statement No. 333-66986 of Barr Pharmaceuticals, Inc., formerly Barr Laboratories, Inc., on Form S-4 and in Registration Statement Nos. 33-73696, 33-73698, 333-17349, 333-17351, 333-50356, 333-75388, 333-75390, 333-102070 and 333-102072 of Barr Pharmaceuticals, Inc., formerly Barr Laboratories, Inc., on Form S-8 of our report dated August 17, 2004, appearing in this Annual Report on Form 10-K of Barr Pharmaceuticals, Inc. for the year ended June 30, 2004.

/s/ DELOITTE & TOUCHE LLP

August 23, 2004

EX-2